EXHIBIT 99.1

United-Guardian Announces Increase in Mid-Year Dividend

HAUPPAUGE, N.Y., May 18, 2018 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on May 16, 2018, declared a cash dividend of $0.50 per share, to be paid on June 13, 2018 to all stockholders of record as of the close of business on May 30, 2018. This will be the 23rd consecutive year that the company has paid a dividend, and represents a 19% increase over the mid-year dividend the company paid last year.

Ken Globus, President of United-Guardian, stated, “We are pleased to once again be in a position to not only pay a mid-year dividend but also to increase it to 50 cents a share from the 42 cents a share we paid at this time last year. It has been our policy for many years to share our success as much as possible with our shareholders, and with a strong first quarter and our expectation that our second quarter will be profitable as well, we are happy to be able to increase this dividend. With strong sales in China, some new cosmetic ingredients in the hands of our marketing partners, and more new products in development, we are optimistic that this will be another strong year for us.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products. For more information, please contact Robert Rubinger at evp@u-g.com or (631) 273-0900, or visit the company’s web site at www.u-g.com.

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.